Exhibit 10.16

US MERCHANT SYSTEMS
MULTI-LOCATION PRIMARY MERCHANT AGREEMENT

This Agreement is entered into between US MERCHANT SYSTEMS, LLC. (“USMS”), of 3125 Skyway, Fremont, California 94539 (USMS), and NIMBLE GROUP, INC., located at 805 3rd Avenue, 15th Floor, New York, New York 10022, herein known as “Client.”

R E C I T A L S

WHEREAS, USMS, Global Payments, Inc., HSBC Bank USA, N.A., and Client have entered into a Merchant Processing Agreement and Business Agreement dated September 7, 2005.

WHEREAS, USMS and Client have entered into Merchant Processing Agreements for the processing of payments of Local and County government entities (“Government Entities”) for which Client is the Primary Merchant Account holder.

WHEREAS, Client has agreed to be the Primary Merchant Account holder for said Government Entities.

NOW THEREFORE, the purpose of this Agreement is to define the terms and conditions of both Parties arising from the fact that Client is Primary Merchant Account holder for Government Entities, as follows:

T E R M S A N D C O N D I T I O N S

SECTION ONE: CLIENT DUTIES AND RESPONSIBILITIES.

1.0
Authority: By submitting a Merchant Application on behalf of Government Entities, Client attests that it is authorized by Government Entities to enter into a Merchant Processing Agreement and Business Agreement on Government Entities’ behalf.

1.1
Account Applications: All Merchant Applications from Client on behalf Government Entities shall fall under the terms and conditions of this Multi-Location Primary Merchant Account Agreement as well as the Merchant Processing Agreement and Business Agreement in place with Client and USMS.. An account application will consist of a USMS Merchant Application filled out by Client, which indicates the DBA of the Government Entity, location information, equipment information, payment information for equipment, and DDA account information (if other than on Primary Merchant Account holder’s application).

1.2
Compliance: By entering into a Merchant Processing Agreement on behalf of Government Entities, Client accepts complete responsibility for Client and Government Entities to agree, abide and comply with:

(a)	Terms and conditions of the Merchant Processing Agreement.

(b)	Operating Regulations set forth by Card Associations.

1.3
Deposits: Client acknowledges that all deposits as a result of Government Entities’ card acceptance are deposited into a DDA account designated by Client. Client is responsible for prompt and accurate distribution of said deposits to Government Entities. USMS shall be indemnified and held harmless by Client and its Government Entities from any liability as a result of Client failing to distribute, or incorrectly distribute, deposits made into said DDA account by USMS.

1.4
Fees: During any period of time in which this Agreement and Merchant Processing Agreement remains in full force and effect, Client is responsible for all rates and fees for Client’s and Government Entities’ merchant accounts, as set forth in the attached Schedule A, which is made a part of this Agreement. Client shall hold the compensation plan set forth in Schedule A in strict confidence. USMS may only amend Schedule A to reflect any increases or decreases in the direct costs that it is charged by its vendors, Visa, MasterCard and other similar entities.

1.5
Risk Management and Fraud: Client acknowledges that there is an inherent risk involved in handling bankcard transactions. Client acknowledges that it understands its responsibilities pertaining to all Chargebacks, Retrievals, ACH Rejects and other liabilities as outlined in the Merchant Processing Agreement for all Government Entities submitted to USMS. Client understands, as USMS makes deposits into its designated DDA account, and where Client is the Primary Merchant Account holder, that Clients shall be responsible for, and have funds available to cover, any Chargeback and Retrieval activity for any reason, inclusive of fraud, on any Government Entity merchant account.

1.6
Collection of Fees: Client is responsible for the collection of any fees from Government Entities as a result of any agreements it has in place with Government Entities. In turn USMS shall collect fees directly from Client.

1.7	Reports and Statements: Client shall be responsible for providing accurate statements, reports and accounting for all transaction activity and fees to Government Entities.

1.8
Transaction Infrastructure: Client shall be responsible for the upkeep, maintenance and operations of its VeriFone Rapid Internet Transaction Authority server and Client’s NimBill product/service, its connectivity to POS devices and the Global East (NDC) platform and acknowledges that USMS does not offer technical support for this specific product. Since POS applications loaded onto the POS equipment by Client are proprietary to Client, USMS shall be held harmless from any difficulties or errors resulting from said terminal application, unless where this application was altered or loaded by USMS.

1.9
Application Support: Client shall be responsible for loading its proprietary POS terminal application into the equipment provided by USMS. Client shall provide USMS with a copy of its POS terminal application for the sake of USMS offering POS terminal support to Government Entities. Client will support USMS with this POS terminal application as needed.

1.10
Supplies: Client acknowledges primary responsibility to provide Government Entities with supplies for its VeriFone terminals inclusive of paper rolls. USMS may provide such supplies on an emergency basis for which Client will be billed for supplies and shipping and handling costs as set forth in Schedule A of this agreement.

1.11
Security of Information: Client agrees that Client will be certified, within reasonable time, by a third-party auditor who is endorsed by both Card Associations, to be in compliance with Visa’s Cardholder Information Security Program and MasterCard’s Site Data Protection programs (“CISP/SDP”). USMS shall be indemnified and held harmless by Client and its Government Entities from any liability as a result of any type of security breach suffered by, or caused by, Client or failure to pass a CISP/SDP audit. Any and all fines resulting from a security breach and/or non-compliance with CISP/SDP levied against USMS, Global Payments, Inc. and/or HSBC Bank USA, N.A. by the Card Associations and/or any of its Members shall be passed on to Client and Client shall be responsible for paying such fines.

SECTION TWO: USMS DUTIES AND RESPONSIBILITIES.

2.0	Processing Services: USMS will provide POS credit and debit card processing services to Client on behalf of Government Entities as outlined in the Merchant Processing Agreement.

2.1	Reports and Statements: USMS shall provide monthly processing statements for all Client and Government Entity processing activity and fees to Client.

2.2
Support: USMS shall provide access to customer service and terminal support twenty-four hours per day, seven days per week, as follows: USMS provides direct support from 7:00AM until 7:00PM Pacific Time Monday though Friday, during all other hours and days support shall be provided directly by Global Payments, Inc. which has complete access to information on authorizations, batch settlement and deposits. USMS shall provide first-level POS application support and Client shall act in accordance with paragraph 1.9 of this agreement. Client is responsible for obtaining a Class A certification for its proprietary POS terminal application in order for Global Payments, Inc. to provide technical support on said application.

2.3	PIN Encryption: USMS shall provide the service of injecting Global East (NDC) PIN-encryption keys for Client for a fee set forth in Schedule A of this Agreement.

2.4
Equipment: USMS shall provide POS terminal equipment for Government Entities and bill Client on a rental fee basis as set forth in Schedule A of this Agreement. Client is granted to keep an inventory of up to five (5) POS terminals that will be rented to Client by USMS. POS terminal equipment shall be provided without a loaded POS terminal application. Client shall be responsible for the payment of rental fees for all equipment it orders on behalf of Government Entities. If a Terminal Warranty Fee is charged by USMS to Client, USMS shall offer free replacement of defective equipment unless the equipment was damaged in a deliberate manner in which case Client shall be responsible for replacing said equipment either by purchasing equipment from USMS or other vendor it chooses to use. Client shall be responsible for returning rented equipment in order for USMS to cease billing of rental payments, inclusive of termination of this Agreement. In the event where Client cannot return equipment, Client shall be responsible for replacing lost equipment back to USMS.

SECTION THREE: GENERAL

3.0
Term: Unless otherwise terminated for cause, the term of this Agreement shall be for the duration of the Merchant Processing Agreement in place between all Parties as stated in the Recitals of this Agreement.

3.1
Termination of Agreement: Either party may terminate this Agreement upon occurrence of a material breach of any of the provisions of this Agreement or associated Merchant Processing Agreement if such breach is not reasonably cured to the satisfaction of the offended party within thirty (30) days upon receipt of written notice of such breach. Termination of agreement shall not apply to the terms of any lease associated with this agreement.

3.2
Notice: Any notice required pursuant to this Agreement shall be deemed valid if delivered through the following methods: certified mail-return receipt requested, and postage prepaid, facsimile with verification of transmission, or in overnight courier addressed as set forth below:

If to Client	If to USMS
805 3rd Avenue, 15th Floor	3125 Skyway Court
New York, NY 10022	Fremont, CA 94539
Attn:	Attn: Cihat Zeyt

3.3
Assignment: This Agreement may not be sold, assigned, transferred or pledged, in whole or in part, by Client without the express prior written consent of USMS, which consent shall not be unreasonably withheld. This clause shall not limit Client’s ability to transfer this agreement in the event of sale of Client’s business.

3.4
Corresponding Agreements: Client acknowledges that this Agreement incorporates by reference all terms and conditions stated in the accompanying documents including but not limited to the Merchant Processing Agreement as provided HSBC Bank USA, N.A. or other such sponsoring member bank, as may be used to execute this agreement and the Merchant Application inclusive of the terms and conditions stated therein, and any other documents executed and referenced herein.

3.5
Waiver: Failure on the part of Client or USMS to exercise any rights or privileges granted to each shall not be construed as waiving any such rights, privileges, obligations, or duties, or as creating any custom contrary hereto. Any waiver of any right, privilege, obligation, or duty must be in writing, and if not in writing will not be binding in anyway. Any written waiver of any right, duty, or obligation by Client or USMS shall not operate beyond its term.

3.6
Governing Law; Consent to Jurisdiction: This Agreement shall be governed by, interpreted and construed in all respects in accordance with and under the laws of the State of California. The Parties hereto agree that, with respect to any claim arising out of this Agreement, such claims shall be submitted for dispute resolution in the County of Alameda, State of California. In such case the prevailing party shall be entitled to reimbursement of court costs and attorney’s fees as adjudicated in any such proceeding.

3.7
Force Majeure: Client agrees that USMS will not be liable for any loss, expense or cost incurred by Client, any Affiliate or Customer of Client or any other person or entity resulting from the failure of USMS to perform under this Agreement due to causes beyond the reasonable control of USMS, including, but not limited to; war, fire, earthquakes, acts of God, power failures, Government priorities, labor stoppage, ill employees, supplier failure to deliver or delay products or services, civil disorder, or breakdown or malfunction of utilities, communication systems, machinery, transportation facilities or other systems of any nature, provided, however, that USMS shall, take all reasonable, practical and necessary steps in such event or events to affect prompt resumption of performance hereunder.

3.8	Severability: Any finding by a court of competent jurisdiction of the invalidity of any part of this Agreement shall not affect the validity of any of the remaining provisions of this Agreement.

3.9
Entire Agreement: This Agreement and other agreements referenced herein constitute the entire Agreement between USMS and Client. No modification or amendments to this Agreement shall be effective until it is set forth in writing, executed by the Parties and attached as an amendment hereto.

3.10	Agency: USMS is a registered agent of HSBC Bank USA, N.A. and Global Payments, Inc. and acts accordingly in this Agreement.

The above stated terms and responsibilities are entered into freely as represented by Parties signatures below.

Nimble Group, Inc.:	US Merchant Systems, LLC:

By: /s/ John A. Cook	By: ___________________________
Date: July 1, 2006	Date: __________________________
Print Name: John A. Cook	Print Name: Cihat Zeyt
Title: Controller	Title: COO